EXHIBIT 10.81

ACKNOWLEDGMENT OF ASSIGNMENT

This Acknowledgment of Assignment (the “Agreement”) is made as of the 31st day of January, 2009 (the “Effective Date”), by and among TARRAGON SOUTH DEVELOPMENT CORP., a Nevada corporation (the “Debtor”), TARRAGON CORPORATION, a Nevada corporation (“Tarragon”), TRICONY CFC, L.L.C., a Delaware limited liability company (the “Landlord”), and PARLUX FRAGRANCES, INC., a Delaware corporation (the “Tenant”).

RECITALS

WHEREAS, FBEC-Cypress Financial Center, L.P., predecessor-in-interest to the Landlord, and the Debtor entered into that certain Office Lease Agreement dated August 24, 2005 (the “Lease”) concerning Suite 500, consisting of 19,072 rentable square feet located at 5900 North Andrews Avenue, Fort Lauderdale, Florida 33309 (the “Premises”); and

WHEREAS, Tarragon guaranteed all of the Debtor’s obligations under the Lease with the Landlord pursuant to a Guaranty dated August 25, 2005 (the “Guaranty”); and

WHEREAS, Debtor and Tenant entered into a Sublease Agreement dated November 30, 2007 (“Sublease”), whereby the Debtor subleased the Premises to the Tenant; and

WHEREAS, Landlord, Debtor and Tenant entered into a Consent to Sublease dated December 6, 2007 (“Consent”), whereby Landlord consented to Debtor subletting the Premises to Tenant in accordance with the terms and conditions of the Sublease; and

WHEREAS, on January 12, 2009 (the “Filing Date”), the Debtor and certain of its affiliated entities each filed voluntary petitions for relief pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), which cases are jointly administered under Tarragon Corporation, et al. Case No. 09-10555 (DHS); and

WHEREAS, on or about January 5, 2009, the Tenant paid the Debtor the rent amount due in accordance with the terms of the Sublease, but that Debtor failed to pay the Landlord the rent due in accordance with the terms of the Lease; and

WHEREAS, on or about January 30, 2009, the Debtor filed a motion with the Bankruptcy Court seeking to assume and assign the Lease to the Tenant and to reject the Sublease with the Tenant pursuant to Bankruptcy Code Section 365(the “Motion”), which the Bankruptcy Court approved by Order dated February ___, 2009 (the “Assignment Order”).  A true copy of the Motion and Assignment Order is attached hereto as Exhibit “A”; and

WHEREAS, Tenant seeks to acknowledge to the Landlord that Tenant is the assignee of all of the right, title, and interest, of the Debtor under Lease, and assumes the obligations of the Debtor under the Lease accruing from and after the Effective Date.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.           Incorporation of Recitals.  The parties represent and warrant that the recitals to this Agreement are accurate and correct and incorporate them in this Agreement. Capitalized terms used but not defined in this Agreement shall have the same definitions given to them in the Lease unless the context clearly indicates a contrary intent.

2.           Consent to Assignment.  Landlord consents to the assignment of the Lease by the Debtor to the Tenant pursuant to Bankruptcy Code Section 365 as provided in the Assignment Order.  Nothing contained in this Agreement shall be construed as amending the Lease in any respect.

3.           Acknowledgment of Assignment.  Pursuant to the Assignment Order, Debtor hereby assigns to Tenant all of the right, title and interest of Debtor in, to and under the Lease, as of February 1, 2009.  Tenant acknowledges to Landlord that Tenant is the assignee of all of the right, title, interest of the Debtor under Lease pursuant to the Assignment Order.  Tenant confirms that it has read and is fully familiar with the terms of the Lease.  Tenant assumes all of the obligations of the Debtor under the Lease accruing from and after the Effective Date and shall fully comply with all terms and conditions of the Lease to be performed by the Tenant under the Lease from and after the Effective Date.

4.           Landlord’s Bankruptcy Claim.  Landlord will not seek payment from Tenant for the unpaid amounts due under the term of the Lease for the month of January 2009, or on account of any reconciliation of the amounts due under the Lease for the period prior to the Effective Date through such date.  Landlord will file a proof of claim in Debtor’s bankruptcy case claiming a pre-petition unsecured claim for the base rent, additional rent and any other amount due under the Lease for January 2009, plus on account of any reconciliation of the amounts due under the Lease for the period prior to the Effective Date through such date.  Other than the pre-petition unsecured claim for January 2009 rent, Landlord waives and releases the Debtor and Tarragon from any other known or unknown claims, including, but not limited to: (a) any claim for cure of arrearages under Bankruptcy Code Section 365(b), and (b) any administrative expense claims, for use and occupancy or otherwise, relating to the periods after the Filing Date.

5.           Tenant’s Waiver of Any and All Bankruptcy Claims.  Tenant waives any and all claims it may have against the Debtor and/or Tarragon for lease rejection damages in connection with the rejection of the Sublease.  In addition, Tenant waives any and all rights it may have pursuant to Bankruptcy Code Section 365(h) with respect to the Debtor’s rejection of the Sublease, and Tenant will not seek to enforce such rights against the Debtor and/or Tarragon.

6.           Tenant’s Notice Address.  After the Effective Date, all notices to the Tenant under the Lease shall be sent to Tenant at the Premises.

7.           Warranties and Representations.  Tenant warrants and represents to Landlord the following:

(a)	A true and correct copy of the Lease is attached to this Agreement as Exhibit “B.”

(b)	To the best of the knowledge of Tenant, Landlord is in full and complete compliance with all of its obligations under the Lease.

(c)	The Lease has not been amended or modified, either orally or in writing and represents the entire agreement between Landlord and Tenant as to the Premises.

(d)
Tenant acknowledges that, to the best of its knowledge, Landlord is not in default under the Lease and knows of no facts which, given the passage of time, would constitute a default by Landlord under the Lease. Tenant is not entitled to any credit, offset or reduction in rent or other charges due or to become due under the Lease for any reason whatsoever. Tenant has no defenses to the enforcement of the Lease by Landlord, and there exist no claims or potential claims by Tenant against Landlord.  Tenant hereby waives, releases and discharges Landlord from any and all claims which Tenant ever had, now has or hereinafter can, shall or may have against Landlord arising out of or in connection with the Lease or Landlord’s obligations thereto occurring prior to the Effective Date.

(e)
The Premises have not been sublet by Tenant. No person or entity other than Tenant is entitled to possess, use or occupy the Premises under any license, concession or other agreement, whether oral or written, to which Tenant is a party.

8.           General Releases.  The parties hereby provide mutual general releases as follows:

(a)
Tenant hereby waives, releases and discharges each of the Debtor and Tarragon from any and all claims which Tenant ever had, now has or hereinafter can, shall or may have against either the Debtor or Tarragon arising out of or in connection with the Sublease and the Lease, Debtor’s and/or Tarragon’s obligations thereto occurring prior to the Effective Date, and in connection with Debtor’s rejection of the Sublease.

(b)
Other than the pre-petition unsecured claim for January 2009 rent as set forth in Paragraph 4 above, Landlord hereby waives, releases and discharges each of the Debtor and Tarragon from any and all claims which Landlord ever had, now has or hereinafter can, shall or may have against either the Debtor or Tarragon arising out of or in connection with the Lease or the Guaranty, Debtor’s and/or Tarragon’s obligations thereto occurring prior to the Effective Date, including, but not limited to: (a) any claim for cure of arrearages under Bankruptcy Code Section 365(b), and (b) any administrative expense claims, for use and occupancy or otherwise, relating to the periods after the filing date.

(c)
The Debtor hereby waives, releases and discharges each of the Tenant and the Landlord from any and all claims which the Debtor ever had, now has or hereinafter can, shall or may have against either the Tenant or the Landlord arising out of or in connection with the Lease, the Guaranty or the Sublease, and Tenant’s and/or Landlord’s obligations thereunder occurring prior to the Effective Date.

(d)
Tarragon hereby waives, releases and discharges each of the Tenant and the Landlord from any and all claims which Tarragon ever had, now has or hereinafter can, shall or may have against either the Tenant or the Landlord arising out of or in connection with the Lease, the Guaranty or the Sublease, and Tenant’s and/or Landlord’s obligations thereunder occurring prior to the Effective Date.

9.           Further Assignment or Subletting.  This Agreement shall not be construed as permitting any further assignment of the Lease or subletting of the Premises except in strict accordance with the terms of the Lease.

9.           Integration.  This Agreement constitutes the entire agreement of the parties concerning the transactions contemplated by this Agreement. All prior understandings and agreements between the parties concerning these matters are merged into this Agreement, which alone fully and completely expresses their understanding.

10.           Enforcement Costs.  If any party commences, engages in or threatens to commence or engage in any suit, action or other proceeding, including arbitration or bankruptcy, against any other party, arising out of or in any manner relating to this Agreement, including, without limitation, (i) the enforcement or interpretation of any party's rights or obligations under this Agreement (whether in contract, tort or both) or (ii) the declaration of any rights or obligations under this Agreement, the successful or prevailing party, as determined by the court or arbitrator, shall be entitled to recover from the losing party, as determined by the court or arbitrator, reasonable attorneys' fees and disbursements (including disbursements which would not otherwise be taxable as costs in the proceeding) and expert witness fees. All references in this Agreement to attorneys' fees shall be deemed to include all legal assistants', paralegals' and law clerks’ fees and shall include all fees incurred through all post judgment and appellate levels and in connection with collection, arbitration and bankruptcy proceedings.

11.           Severability.  If any provision of this Agreement or the application of a provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of the invalid or unenforceable provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected, and the remainder of this Agreement shall otherwise remain in full force and effect. Moreover, the invalid or unenforceable provision shall be reformed, if possible, so as to accomplish most closely the intent of the parties consistent with applicable law.

12.           Governing Law, Venue and Waiver.

(a)
Governing Law.  This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(b)
Waivers.  To the extent permitted by law, each party hereby waives trial by jury, any objections based on forum non conveniens and any objections to venue of any action arising out of, connected with, related to or incidental to this Agreement.

(c)
Jurisdiction.  All disputes between the parties arising out of, connected with, related to or incidental to this Agreement and whether arising in contract, tort, equity or otherwise, shall be resolved by the Bankruptcy Court and each Party hereby consents and submits to the jurisdiction of the Bankruptcy Court.  It is understood that this Section 12(c) shall not apply to any dispute that may arise between the Landlord and Tenant under or in relation to the Lease.

13.           Benefit and Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, successors, legal representatives and permitted assigns.

    14.           Amendment.  This Agreement may not be amended except by a further agreement in writing duly executed by each of the parties to this Agreement.

15.           Counterparts. This Agreement may be executed by the parties signing different counterparts of this Agreement, which counterparts together shall constitute the agreement of the parties.  Facsimile signatures will be treated and will have the same effect as originals.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the date executed by the last of the parties to do so.

DEBTORS:

TARRAGON SOUTH DEVELOPMENT CORP., a Nevada corporation

By:	/s/ Marcy H. Kammerman
Name:	Marcy H. Kammerman
Title:	Executive Vice President

TARRAGON CORPORATION, a Nevada corporation

By:	/s/ Marcy H. Kammerman
Name:	Marcy H. Kammerman
Title:	Executive Vice President

LANDLORD:

TRICONY CFC, L.L.C., a Delaware limited liability company

By:	/s/ Rick Torres
Name:	Rick Torres
Title:	President

TENANT:

PARLUX FRAGRANCES, INC., a Delaware corporation

By:	/s/ Neil J. Katz
Name:	Neil J. Katz
Title:	Chairman and CEO